Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
July 22, 2016

Thank you Tim and good morning everyone.

The continued solid performance in our construction materials business and the positive effects of the federal highway bill that Congress approved last December, favorably impacted the second quarter results of the Construction Products Group. The Group’s operating profit, excluding a gain of $7.8 million from an asset sale in the second quarter of 2015, increased approximately 60% year-over-year on a slight decline in quarterly revenues

Our aggregates business has been positively impacted by increased infrastructure-related work and population growth within our primary markets.

Now moving to the Barge Group. The market for new barges for both dry and liquid cargo remains weak as the supply of available barges continues to out-pace demand. The strength of the U.S. dollar continues to negatively impact the export market for agricultural products, and the decline in domestic oil production has resulted in a significant overhang of tank barges. The Barge Group received approximately $51 million in orders during the second quarter, resulting in a total backlog of $251 million at the end of the quarter. The team is focused on securing orders for the first half of 2017 and beyond.

Our Barge business is planning for a continued decline in production through the balance of the year as we deliver our current backlog. The manufacturing flexibility incorporated into our facilities in recent years has positioned our Barge team to respond quickly to changes in market demand.

The Energy Equipment Group delivered a solid improvement in operating margin during the second quarter compared to last year, primarily as a result of improved efficiencies in the wind towers business. Our containers product lines continue to be impacted by the low price of oil and natural gas.

During the second quarter, we announced the receipt of a $940 million wind tower order that will begin shipments in 2017. At the end of the quarter, our wind tower backlog was more than $1.1 billion. Our manufacturing flexibility positions us to quickly adjust our wind tower production capacity. We are currently in the process of converting a facility to respond to the recent increase in demand.

In our utility structures business we are seeing some early indications of an uptick in demand. Over the long term, investment forecasts for electricity transmission spending remain positive. The recently passed federal tax incentive for wind power is expected to drive the development of additional transmission infrastructure.

In closing, our businesses are responding effectively to mixed demand conditions. Our positive long-term outlook for energy and infrastructure investment in North America underscores the value of the investments we have made in these businesses.

And now, I will turn the presentation over to Steve.